EXHIBIT 5.1

DECHERT LLP LETTERHEAD

May 31, 2005

Thornburg Mortgage, Inc.
150 Washington Avenue, Suite 302
Santa Fe, New Mexico 87501

Ladies and Gentlemen:

We have acted as counsel to Thornburg Mortgage, Inc., a Maryland corporation (the “Company”), and Thornburg Mortgage Advisory Corporation, a Delaware corporation (the “Manager”), in connection with the issuance and sale by the Company of (i) 2,200,000 shares of the Company’s 8% Series C Cumulative Redeemable Preferred Stock, par value of $0.01 share (the “Preferred Stock”), pursuant to the Underwriting Agreement, dated May 26, 2005 (the “Underwriting Agreement”), by and among the Company, the Manager, Bear Stearns & Co., Inc. and UBS Securities LLC., (together, the “Lead Managers”) acting for themselves and as representatives for the several underwriters (the “Underwriters”), and (ii) up to 330,000 additional shares of Preferred Stock to cover over-allotments pursuant to Section 1 of the Underwriting Agreement. The shares of Preferred Stock being issued and sold pursuant to the Underwriting Agreement including those sold to cover over-allotments are hereinafter referred to as the “Shares”. Capitalized terms used but not defined herein have the meanings ascribed to them in the Underwriting Agreement.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary, including the following documents:

(1)	executed copy of the Underwriting Agreement;

(2)	executed copy of the Articles Supplementary to the Company’s Articles of Incorporation as filed with the State Department of Assessments and Taxation of Maryland on May 27, 2005 (the “Articles Supplementary”);

(3)	the Registration Statement on Form S-3 (Registration No. 333-111784) as filed with the Commission on January 8, 2004 (the “Registration Statement”); and

(4)	the final prospectus dated January 21, 2004 and the related prospectus supplement relating to the Shares dated May 26, 2005, as filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 31, 2005 (such prospectus and prospectus supplement are hereinafter collectively referred to as the “Prospectus”).

Thornburg Mortgage, Inc.
May 31, 2005

As to the facts on which this opinion is based, we have relied upon certificates and written statements (including the representations made in the Underwriting Agreement) of public officials, officers, directors, employees and representatives of, and accountants for the Company, and the due performance by the parties of their respective obligations set forth in the Underwriting Agreement.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

On the basis of the foregoing and subject to the assumptions and qualifications contained in this letter, we are of the opinion that the Shares, when issued, sold and paid for by the Underwriters in accordance with the provisions of the Underwriting Agreement will be duly authorized, validly issued, fully paid and non-assessable.

The opinion set forth herein is as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing after the delivery of this letter.

The opinion expressed herein is limited to the Maryland General Corporation Law and we express no opinion concerning the laws of any other jurisdiction. As used herein, the “Maryland General Corporation Law” includes the statutory provisions contained therein and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K described above and to the use of our name under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Dechert LLP